Welcome to the

First Priority Financial Corp

Annual Shareholders' Meeting

May 14th, 2013

We continue to take steps to create shareholder value and investor liquidity

First Priority Bank

AFFINITY BANK
OF PENNSYLVANIA
Banking The Way It Should Be

Merger Benefits

First Priority Bank

Affinity Division

Relevance; size and scale

Capital Strength

Opportunity

Efficiency

Financial Highlights

First Priority Financial Corp.
Financial Highlights for the Quarter Ending March 31, 2013

(dollars in thousands)	**Q113**	**Q112**	**2012**
Net Income before merger costs	$ 149	$ 262	$ 1,237
Merger related costs	797	-	484
Net income (loss)	(648)	262	753
Preferred stock dividends, net of amortization	133	133	532
Income (loss) to common shareholders	$ (781)	$ 129	$ 221
Earnings (loss) per common share	$ (0.18)	$ 0.04	$ 0.07
Net interest margin	3.70%	3.45%	3.56%
Selected period end balances:	**3/31/13**	**3/31/12**	**12/31/12**
Total assets	$ 442,696	$ 279,239	$ 275,146
Total loans	331,393	243,687	244,275
Total deposits	358,442	237,604	233,043
Total equity	43,656	27,416	27,710
Selected period end balances:			
Non-performing loans	7,165	6,596	4,093
Non-performing assets	8,402	6,877	4,277
Selected asset quality ratios:			
Non-performing loans as a % of total loans	2.16%	2.71%	1.68%
Non-performing assets as a % of total assets	1.90%	2.46%	1.55%
Allowance for loan losses as a % of total loans	0.77%	1.01%	1.01%
Allowance for loan losses as a % of FPB legacy loans	1.01%	1.01%	1.01%

"Top Five List" for Bank Investors

1. Banks Not Articulating a Growth Strategy are perceived as Dead in the Water
2. Non-Performing Assets – Yesterday's News
3. Expense Reduction Reaches the End of the Trail
4. Demonstrable Revenue Growth
5. Communicating a Commitment to Risk Management

Source: "2013 1st Quarter Ambassador Alert", Ambassador Financial Group

Objectives

- Achieve strong quality earnings and earnings growth
- Maintain strong capital position
- Maintain strong asset quality and credit culture
- Improve operating fundamentals
    - Strengthen Net Interest Margin
    - Reduce Expense Ratio / Achieve cost saves
    - Seek to diversify revenue stream with fee-income components
- Use emerging technology solutions to capture new business, broaden relationships and drive efficiencies
- Achieve level of size and scale (relevance), necessary in today's environment.
- Liquefy shareholders' investment and refinance preferred stock

Mission

First Priority Bank is a full service commercial banking company that provides a complete range of banking and personal financial services and solutions for individuals and businesses. The Bank is a relationship driven organization that provides a highly attentive and focused concierge level of service delivered with the highest level of integrity.

First Priority Financial Corp seeks to provide superior value for investors by achieving strong and increasing returns in operating performance while maintaining a safe, strong and sound financial position.

First Priority Financial Corp

Annual Shareholders' Meeting

May 14th, 2013